Exhibit 4.16

Senseonics Holdings, Inc.

Stock Option Grant Notice
(2026 Equity Incentive Plan)

Senseonics Holdings, Inc. (the “Company”), pursuant to its 2026 Equity Incentive Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	[Incentive Stock Option] OR [Nonstatutory Stock Option]

Exercise and Vesting Schedule:	The Option will vest as follows, subject to the Optionholder’s Continuous Service through each applicable vesting date: [__________________]

Additional Terms/Acknowledgements: By Optionholder’s signature below or by electronic acceptance or authentication in a form authorized by the Company, Optionholder understands and agrees that:

•	The Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by Optionholder and a duly authorized officer of the Company.

•	If the Option is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options granted to Optionholder) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

•	Optionholder consents to receive this Grant Notice, the Stock Option Agreement, the Plan, the Plan prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•	Optionholder has read and is familiar with the provisions of the Plan, the Option Agreement, the Notice of Exercise and the Plan prospectus. In the event of any conflict between the provisions in this Grant Notice, the Option Agreement, the Notice of Exercise, or the Plan prospectus and the terms of the Plan, the terms of the Plan shall control.

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•	Optionholder further acknowledges that as of the Date of Grant, the Option Agreement sets forth the entire understanding between Optionholder and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Optionholder in each case that specifies the terms that should govern this Option.

•	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Senseonics Holdings, Inc.		Optionholder:

By:
	Signature	Signature
Title:		Date:

Date:

Attachments: Stock Option Agreement, 2026 Equity Incentive Plan, Notice of Exercise

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Attachment I

Senseonics Holdings, Inc.

2026 Equity Incentive Plan

Stock Option Agreement
(Incentive Stock Option or Nonstatutory Stock Option)

As reflected by your Stock Option Grant Notice (“Grant Notice”), Senseonics Holdings, Inc. (the “Company”) has granted you an option under its 2026 Equity Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the meanings set forth in the Plan. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement. The general terms and conditions applicable to your Option are as follows:

1.             Governing Plan Document. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in: (a) Section 10 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Transaction on your Option; (b) Section 9(d) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and (c) Section 8 regarding certain tax consequences of your Option. Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.             Vesting. Your Option will vest as provided in your Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service.

3.             Number of Shares and Exercise Price. The number of shares of Common Stock subject to your Option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

4.             Exercise.

(a)             You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 5(i), 5(j) and 2(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b)            To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i)             cash, check, bank draft or money order;

(ii)           subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in Section 5(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

(iii)          subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 5(c)(iii) of the Plan; or

(iv)           subject to Company and/or Committee consent at the time of exercise, if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement as further described in Section 5(c)(iv) of the Plan.

(c)             By accepting your Option, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section 4(c) will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 4(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 4(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5.             Whole Shares. You may exercise your Option only for whole shares of Common Stock.

6.             Term. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)            immediately upon the termination of your Continuous Service for Cause;

(b)            three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c)            12 months after the termination of your Continuous Service due to your Disability;

(d)            18 months after your death if you die during your Continuous Service;

(e)            immediately upon a Transaction if the Board has determined that the Option will terminate in connection with a Transaction;

(f)             the Expiration Date indicated in your Grant Notice; or

(g)            the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 6(b) or 6(c) above, the term of your Option shall not expire until the earlier of (i) 18 months after your death, (ii) upon any termination of the Option in connection with a Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 5(i) of the Plan.

To obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. If the Company provides for the extended exercisability of your Option under certain circumstances for your benefit, your Option will not necessarily be treated as an Incentive Stock Option if you exercise your Option more than three months after the date your employment terminates.

7.               Incentive Stock Option Disposition Requirement. If your Option is an Incentive Stock Option, you must notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two years after the date of your Option grant or within one year after such shares of Common Stock are transferred upon exercise of your Option.

8.               Securities Law Compliance. In no event may you exercise your Option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

9.               Transfer Restrictions. Except as otherwise provided in this Section 9, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)             Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)            Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this Option is an Incentive Stock Option, this Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)             Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.          Transaction. Your Option is subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

11.          Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option.

12.          Option not a Service Contract. Your Option is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.          Withholding Obligations. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless the applicable tax withholding obligations are satisfied; and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. The Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to the Option by any of the means or combination thereof specified in Section 8 of the Plan.

14.           Tax Consequences. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. The Company has no duty or obligation to minimize the tax consequences to you of this Option and shall not be liable to you for any adverse tax consequences to you arising in connection with this Option. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

15.          Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.          Clawback/Recoupment. Your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with the following, as applicable: (i) the Senseonics Holdings, Inc. Incentive Compensation Recoupment Policy; (ii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (iii) any other clawback policy that the Company adopts and maintains from time to time. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

17.          Effect on Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.          Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.          Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s insider trading policy, as in effect from time to time.

20.          Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

21.          Miscellaneous.

(a)            The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)            You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)           This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)            All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*          *         *

This Stock Option Agreement shall be deemed to be signed by the Company and the Optionholder upon the signing by the Optionholder of the Stock Option Grant Notice to which it is attached.

Attachment II

2026 Equity Incentive Plan

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Attachment III

Senseonics Holdings, Inc.

Notice of Exercise

(2026 Equity Incentive Plan)

Senseonics Holdings, Inc.

20451 Seneca Meadows Pkwy

Germantown, MD 20876	Date of Exercise: _______________

This constitutes notice to Senseonics Holdings, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Stock Option Grant Notice, Stock Option Agreement or 2026 Equity Incentive Plan (the “Plan”) shall have the meanings set forth in the Stock Option Grant Notice, Stock Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Stock Option Agreement and the Plan.

Type of option (check one):	Incentive ☐		Nonstatutory ☐

Date of Grant:
Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$		$

Cash payment delivered herewith:		$		$

Value of ________ Shares delivered herewith[1]:		$		$

Value of ________ Shares pursuant to net exercise[2]:		$		$

Regulation T Program (cashless exercise3):		$		$

1        Shares must meet the public trading requirements set forth in the Option. Shares must be valued in accordance with the terms of the Option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

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By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Stock Option Agreement, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this Option that occurs within two (2) years after the Date of Grant or within one (1) year after such Shares are issued upon exercise of this Option.

I further agree that I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company that I hold, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this paragraph will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. I further agree that in order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to shares of Common Stock that I hold until the end of such period. I also agree that any transferee of any shares of Common Stock (or other securities) of the Company that I hold will be bound by this paragraph. The underwriters of the Company’s stock are intended third party beneficiaries of this paragraph and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

Very truly yours,

2 The option must be a Nonstatutory Stock Option, and Senseonics Holdings, Inc. must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

3 Shares must meet the public trading requirements set forth in the option.

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